TEMPUR-PEDIC APPOINTS TIM YAGGI CHIEF OPERATING OFFICER

Consumer Products Veteran to Help Operationalize Next Phase of Company’s Growth

LEXINGTON, KY, Feb. 4, 2013  -- Tempur-Pedic International Inc. (NYSE: TPX), a leading manufacturer, marketer and distributor of premium mattresses and pillows worldwide today announced the appointment of W. Timothy Yaggi as Chief Operating Officer. Mr. Yaggi will report to Mark Sarvary, President and CEO.

The appointment of Mr. Yaggi as COO—a new role at Tempur-Pedic—underscores the company's ongoing commitment to carry out its strategic growth plan and prepare for the evolution of its business, brands and product lines. Mr. Yaggi brings over 25 years of operational experience leading well-respected publicly traded consumer durable companies, including Norelco (Philips), Whirlpool and Masco.

Most recently, Mr. Yaggi was Group President of the North America Builder Group at Masco Corporation (NYSE: MAS), a $7.5 billion manufacturer, distributor, and installer of home improvement and building products. From 1994 to 2008 Mr. Yaggi held a number of senior management positions at Whirlpool Corporation. As Executive Vice President, Market Operations, North America for Whirlpool, Mr. Yaggi was responsible for successfully leading operational functions that accounted for approximately $12 billion in revenue, including brand marketing, product management and development, sales, supply chain and consumer care.

"Tim will be a great asset to Tempur-Pedic," said Mark Sarvary, President and CEO of Tempur-Pedic International. "He brings a wealth of talent and deep operational experience in consumer products that will help Tempur-Pedic continue to grow as the worldwide leader in premium and specialty sleep."

Commenting on his appointment, Mr. Yaggi said, "I'm looking forward to working with Mark and the entire Tempur-Pedic team to implement the strategic vision and to help manage the operational complexity of a company that has achieved tremendous growth."

Mr. Yaggi received his AB from Princeton University and an MBA from Michigan State University.

About the Company
Tempur-Pedic International Inc. (NYSE: TPX) manufactures and distributes mattresses and pillows made from its proprietary TEMPUR® pressure-relieving material. It is the worldwide leader in premium and specialty sleep. The Company is focused on developing, manufacturing and marketing advanced sleep surfaces that help improve the quality of life for people around the world. The Company's products are currently sold in over 80 countries under the TEMPUR® and Tempur-Pedic® brand names. World headquarters for Tempur-Pedic International is in Lexington, KY. For more information, visit http://www.tempurpedic.com or call 800-805-3635.

Contact:
Mark Rupe
Vice President
Tempur-Pedic International Inc.
800-805-3635
investor.relations@tempurpedic.com

Media Contact:

Contacts for Tempur-Pedic International:
Michael Geller Edelman for Tempur-Pedic International +1 212 729 2163 Mike.Geller@edelman.com
Trevor Gibbons Edelman for Tempur-Pedic International +1 212 704 8166 Trevor.Gibbons@edelman.com